EMPLOYMENT CONTRACT No. 1

This Employment Contract (“Contract”) is made and entered into on April 19, 2005 by the Moscow Representative Office of Golden TeleServices, Inc. (“Corporation”), situated at 12 Krasnokazarmennaya St., Moscow 111250, Russian Federation, and Mr. Nikolai Vladimirovich Tokarev, residing at 40 Frunzenskaya Nab. Apt. 117, Moscow, holder of the passport Series 45 98, No. 288242, issued by Militia Precinct No. 107, Moscow, on December 8, 1998 (“Employee”).

The Parties agree as follows:

1. Subject of the Contract

1.1. The Corporation hereby employs the Employee and the Employee hereby consents to employment as Vice-President of the Corporation on the terms and conditions and in accordance with the requirements set forth in this Contract.

1.2. The Employee shall discharge his duties and shall be vested with the rights and powers specified by this Contract and also designated from time to time by the Head of the Representative Office of the Corporation. During the term of the employment the Employee shall report to the Head of the Representative Office of the Corporation and to higher-level executives.

1.3. This Contract is a contract of part-time employment.

1.4. The place of work is the office of the Corporation in Moscow, Russian Federation. In cases where, owing to a necessity, the Corporation requires that the Employee carry out assignments outside Moscow, the Employee hereby undertakes to carry out such assignments.

2. Term of the Contract

This Contract is concluded for an indefinite period and does not provide for any trial period.

The Employee shall take up his duties on April 19, 2005.

3. Remuneration

3.1. The Corporation shall regularly pay the Employee a salary along with other kinds of remuneration in accordance with the Corporation’s policy.

3.2. The Corporation shall pay the Employee a monthly salary in an amount equivalent to 2,000 rubles. As a rule, the salary shall be calculated for payment as of the last calendar date of the current month. In some cases, provided by the labor laws, salary calculation may be shifted to an earlier date of the current calendar month, as required for timely payment of the salary. In this case, the salary calculation date shall be established by an internal regulation. The Corporation shall withhold taxes from the aforementioned sum and from the other income paid by the Corporation, at the rate and in the procedure established by the applicable Russian laws.

3.3. This provision does not release the Employee from the responsibility established by the Russian laws for the payment of taxes on the income from all other sources which are not connected with the labor relationships between the Corporation and the Employee.

3.4. The salary and other remuneration specified by this Contract shall be paid to the Employee not later than the 10th day of the month which follows the month for which the payment is to be made.

4. Payment of Expenses

The Corporation shall compensate the Employee for all reasonably incurred actual expenses incidental to the discharge of the official duties, provided such expenses have been agreed upon in advance with the Head of the Representative Office of the Corporation. The expenses shall be paid if the employee presents proper confirming documents in the procedure established by the Corporation.

5. Obligations of the Employee

The Employee hereby assumes the following obligations:

5.1. The Employee shall discharge his duties and carry out the assignments of the Corporation promptly and efficiently, using his skills and experience to the utmost; always abide by the instructions and the internal policy of the Corporation; use his best efforts to protect the interests and reputation of the Corporation.

5.2. The Employee shall observe the rules of conduct established by the internal regulations and the “Corporate Policy Guide.”

5.3. The Employee shall handle with care the materials, office equipment, communication devices and other tangible assets given to him by the Corporation. The Employee shall bear financial liability both for direct real damages suffered by the Corporation though his fault and for damages suffered by the Corporation because of the damages paid by the Employee to other persons.

5.4. The Corporation shall keep the Employee advised, and have him sign for being advised, of the provisions of the Safety Engineering Instructions. The Employee shall, upon the Corporation’s request, regularly undergo the instruction in this subject and shall not violate the safety engineering instructions in force in the Corporation. For violation of the provisions of these instructions the Employee shall bear responsibility under the applicable laws of the Russian Federation.

5.5. The Employee shall not, without a prior written consent of the Corporation, either directly or through any third persons:

(i) during the term of this Contract and for two years after its termination, encourage or compel any person, who is an employee of the Corporation or of any of the related companies, to terminate or refuse to prolong the employment contract of this person with the Corporation or any company related to the Corporation, or

(ii) during the term of this Contract and for two years after its termination, encourage or compel any natural person or legal entity, who/which is a customer or supplier of the Corporation or of any of the related companies, to break off or refuse to prolong his/its relations with the Corporation or its branch.

5.6. Upon quitting his job the Employee shall not take away from the Corporation any materials or any concepts developed while he worked in the Corporation and for the Corporation..

5.7. The Employee shall promptly advise the Corporation of all intellectual properties created by him during the term of this Contract. By signing this Contract the Employee agrees that all exclusive rights to the use of any inventions, useful models, industrial designs, domain names, web pages and software in the source and object codes and other forms, created in connection with the discharge by the Employee of the duties set forth in this Contract (“Intellectual Properties”), and all related documentation shall be owned by the Corporation. The Employee also agrees that the Corporation shall have exclusive rights to the use of the Intellectual Properties and shall use them in any way it sees fit. The Corporation shall have the right to file, in its name, patent applications, applications for all inventions, useful models and industrial designs created by the Employee in the course of the discharge of his duties. The Employee shall also assist the Corporation in the protection of the rights both when these rights are infringed by third persons and when any claims or lawsuits are filed against the Corporation in connection with the use by the Corporation of these rights. The Employee hereby confirms that the remuneration from the Corporation for the use by the Corporation of the Intellectual Properties is deemed fully paid and included in the Employee’s salary.

5.8. The Employee represents and warrants that Annex 1 to this Contract is a full list of all Intellectual Properties, patented by the Employee, trademarks and domain names, registered by the Employee, and the Intellectual Properties, trademarks and domain names, for which applications for registration have been filed by the Employee. Annex 1 must also contain the list of all copyrighted materials created by the Employee, which are related to the sphere of the Corporation’s activity.

6. Obligations of the Employer

6.1. The Employer shall provide employment for the Employee in accordance with the labor function specified by the Contract.

6.2. The Employer shall provide the Employee with the equipment, tools, technical documentation and other things required by the Employee to discharge his duties under this Contract.

6.3. The Employer shall ensure the working conditions complying with the requirements of the applicable laws.

6.4. The Employer shall, promptly and fully, pay the Employee the salary and other remuneration specified by this Contract.

6.5. The Employer shall bear other obligations in accordance with the Labor Code of the Russian Federation, including those stipulated by Article 22 of this Code.

7. Working Time and Leisure

7.1. The normal established duration of the working time shall not exceed sixteen (16) hours a week.

7.2. The Employee shall be entitled to an annual leave twenty eight (28) calendar days long. The Employee hereby agrees that the schedule of leaves shall be agreed upon with the Head of the Representative Office of the Corporation or with other Corporation executives in accordance with the policy of the company. The leave shall be granted simultaneously with the leave at the main job.

7.3. The schedule of leaves of each division of the Corporation is approved by the Head of the Representative Office of the Corporation or by the person who acts for him.

7.4. Subject to the agreement between the Employer and the Corporation the annual paid leave may be split into parts. In this case, at least one such part shall be not less than 14 calendar days long.

8. Temporary Incapacity

8.1. In the event of temporary incapacity (sickness, accident, etc.) the Employee shall, if possible, immediately report this fact to his direct superior or any other authorized official of the Corporation.

9. Non-Disclosure of Confidential Information

During the term of the Contract and for three years after its expiration the Employee shall not disclose, directly or indirectly, to any person, firm, corporation, partnership, association or any other legal entity, to any government agencies or municipal authorities any confidential information about the financial position, suppliers, customers, sources and methods of obtaining new orders or modus operandi of the Corporation, the related and subsidiary companies, with the exception of the information which is in the public domain or subject to disclosure under law.

10. Real Compliance

The Employee admits that his failure to comply with the provisions of Sections 9 and 11 of this Contract will harm the Corporation and, therefore, that the Corporation has the right to ensure real compliance with these provisions through a court. This right supplements other rights of the Corporation to protection and to compensation of the damages caused by the Employee. The Corporation reserves the right to claim damages and other economic compensation for the failure of the Employee to comply with the obligations and provisions set forth in Sections 9 and 11.

11. Foreign Corrupt Practices Act and the Corresponding Norms of the Applicable Laws of the Russian Federation

As an essential condition of the work under this Contract the Employee agrees strictly to comply with the provisions of the Foreign Corrupt Practices Act of the United States, sign the document confirming that he has been acquainted and pledges to comply with this Act and the relevant norms of the Russian laws and agrees to undergo additional instruction in the observance of the foregoing in accordance with the policy and procedures of the Corporation.

12. Delegation

The Parties to this Contract shall not delegate their obligations to any third persons. The Corporation may transfer the Employee to another enterprise, organization or institution in accordance with the rules established by the Labor Code of the Russian Federation, with a written consent of the Employee.

13. Notices

All notices shall be addressed as follows:

if to the Corporation:
A.Ya. Vinogradov, Head of the Representative Office
12 Krasnokazarmennaya St., Moscow 111250
Tel.: 258 78 00;

if to the Employee:
Nikolai Vladimirovich Tokarev
40 Frunzenskaya Nab. Apt. 117, Moscow
Tel.:

The Parties shall advise each other about changes in their addresses in writing.

14. Termination of the Contract

This Contract may be terminated on the grounds provided by the Labor Code of the Russian Federation.

15. Payments Made Upon Termination of the Contract

15.1. When this Contract is terminated at the initiative of one of the Parties thereto the Corporation shall play the Employee the whole salary due to him up to the date of termination.

15.2. If the corporation terminates the Contract on the grounds provided by Paras. 5 – 7, 9 and 11, Article 81 of the Labor Code of the Russian Federation the Corporation shall pay only the salary in proportion to the time worked up to the date of termination of the Contract and a cash compensation for the leave that has not been used.

15.3. If the Corporation terminates the Contract because the Employee is unable to hold his position or job for health reasons, which prevent him form continuing to work at this job; because the Employee is called up for military service or alternative civilian service; when his job is to be given back to an employee who held it before; if the Employee refuses to be transferred when the Employer changes its place of operation, the Employee shall be paid a severance pay in the amount of an average two-week salary and a cash compensation for all leaves that have not been used.

15.4. If, during the term of this Contract, the Employee has not used all or a part of the sums to which he/she was entitled in accordance with the regulations on the benefits and allowances (such as health insurance) adopted in the Corporation, the Employee shall not receive any compensation in the form of cash or any other form when this Contract is terminated.

16. Successors and Assigns

This Contract may be binding on the successors and assigns of the Parties, if this is provided by the Russian Federation laws.

17. Choice of Law

This Contract shall be governed by the Russian Federation laws. In the cases which are not regulated by this Contract the Parties shall abide by the applicable laws of the Russian Federation.

18. Labor Disputes

18.1. The Parties shall settle all disputes or lawsuits connected with this Contract by means of negotiation. If the dispute is initiated by the Employee, the negotiations shall be held with the head of the division or the head of the Corporation or the person acting as the head of the Corporation, with the participation of the HR and legal services of the Corporation.

18.2. If the Parties fail to come to terms, the dispute shall be resolved in accordance with the applicable laws of the Russian Federation.

19. Miscellaneous

If the Employee or any member of his family becomes associated with any government structure or institution, the Employee shall immediately advise the Corporation of this fact.

IN WITNESS WHEREOF, the Parties have executed this Contract in two counterparts as of the date first referenced above.

On behalf of the Corporation:	The Employee:
(Signed) A.Ya. Vinogradov	(Signed) N.V. Tokarev

Annex 1
to Employment Contract Dated April 19, 2005

List of Intellectual Properties Owned by the Employee

The Employee:

(Signed)

N.V. Tokarev

Annex 2
to Employment Contract Dated April 19, 2005

Regulation
on the Foreign Corrupt Practices Act

In 1997, after a major public scandal involving US companies, in particular Lockheed Aircraft Corporation, which gave bribes to foreign officials to obtain business, the US Congress enacted the Foreign Corrupt Practices Act (“Act”) to prevent such practices.. In order to cover a wide diversity of the practical methods and the places which were used for making such payments, as was shown by the investigation of the scandal, the sphere of the action of the Act is rather comprehensive. The Act reflects the views of the US Congress which existed at that time on the methods of conducting business in the whole world. The Act is widely applicable to many persons and organizations, including all individuals who are citizens, nationals or residents of the United States, and to all officials, directors or shareholders of all corporations or other organizations which are based in the United States or were established in accordance with the US laws.

The Act prohibits any payments, gifts or promises to give money or anything of value to said person, made directly or through third parties for assistance in obtaining, retaining or directing business in the interests of some person.

Such persons include any official or employee or any person acting as an official representative of a foreign government or any department or agency thereof or of a mission of a foreign state. Under the Act this category of persons also includes foreign political parties, their officials and candidates for political office, if the payments are made in order to influence any act or decision of a foreign official or discharge by the party or candidate of their official duties.

The Act establishes legal responsibility of US companies and individuals for payments made by any agent, partner, consultant, distributor or similar persons if the US person is aware that the payment is to be used for unlawful purposes.

In some cases, the wide-ranging bans imposed by the Act create problems in the conduct of lawful or approved activities, such as visits to factories or presentation of protocol gifts upon completion of the work. Besides, the Act contains some insignificant exceptions and technical legal issues which are omitted here for simplicity. All problems which may come within the provisions set forth here must be discussed with Mr. Jeffrey Riddell, an official responsible in the Corporation for compliance with the law.

The criminal penalties imposed for violation of the Act include fines of up to $100,000 for individuals and up to $2,000,000 for legal entities and imprisonment for up to five years.

It is the Corporation’s policy to comply with all provisions of the law, including those of the Act. If you think that somebody does something that calls into question the compliance with the Act, you must discuss this matter with the official responsible for compliance with the law.

The Employee hereby confirms that he was acquainted with the this Regulation and agrees to meet its requirements.

The Employee:

(Signed)

N.V. Tokarev

AMENDMENT NO. 1 TO
E M P L O Y M E N T A G R E E M E N T # 1

Moscow January 11, 2006

This Amendment No. 1 is made to the Employment Agreement (hereinafter the “Agreement”) made and entered by and between:

Golden TeleServices, Inc., (hereinafter the “GTI”), a Delaware corporation, located at 2831 29th St., N. W., Washington, DC 20008, USA, having its accredited representative office in Russia (hereinafter the “Representative Office”), located at 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, in the person of Jean-Pierre Vandromme, the CEO of the Corporation,
and
Tokarev Nikolay Vladimirovich, a citizen of the Russian Federation, residing at: Moscow, 40 Frunzenskaya naberezhnaya, Apt. 117, the passport 45 98 # 288242, issued by 107 o/m in Moscow on December 8, 1998, (hereinafter the “Employee”)

WHEREAS, GTI is negotiating the hiring of a Senior Vice President, Chief Financial Officer and Treasurer of GTI (the “New Officer”); and

WHEREAS, Mr. Tokarev has agreed to serve as interim Chief Financial Officer and Treasurer of GTI until the New Officer commences his employment with GTI;

NOW THEREFORE, GTI and Employee have agreed as follows:

1. Interim Chief Financial Officer

Mr. Tokarev agrees to serve as interim Chief Financial Officer and Treasurer of GTI commencing from the date of approval of this Amendment No.1 to the Agreement by the Board of Directors of GTI and until the New Officer commences his employment with GTI.

2. Signing Bonus

GTI shall pay to the Employee a one time signing bonus as consideration for his agreeing to the additional responsibilities described in this Amendment No. 1 to the Agreement in the amount of thirty five thousand dollars (USD 35,000).

3. Grant of Stock Appreciation Rights

The Employee shall be awarded twenty thousand (20,000) Stock Appreciation Rights (“SARs”) pursuant to the Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan (the “Plan”) pursuant to the standard pricing and vesting schedule and award agreement for participants in the Plan, which is 10,000 more SARs than the grant of SARs for the Employee that had been intended prior to this Amendment No. 1 to the Agreement.

If there is any discrepancy between the English and Russian texts, then the English text shall prevail.

Employer:
__________________________	Employee:
Jean-Pierre Vandromme	—
Chief Executive Officer	Tokarev Nikolai Vladimirovich

[Employer’s Stamp]